Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$503,633	$450,286	$2,087,846	$1,913,166
Management fee revenue - administrative services	14,877	14,301	58,323	58,286
Administrative services reimbursement revenue	175,613	165,350	668,268	638,483
Service agreement revenue	6,512	5,994	25,687	24,042
Total operating revenue	700,635	635,931	2,840,124	2,633,977

Operating expenses
Cost of operations - policy issuance and renewal services	443,592	408,747	1,795,642	1,677,397
Cost of operations - administrative services	175,613	165,350	668,268	638,483
Total operating expenses	619,205	574,097	2,463,910	2,315,880
Operating income	81,430	61,834	376,214	318,097

Investment income
Net investment income	3,979	12,572	28,585	62,177
Net realized and unrealized investment (losses) gains	(3,453)	(237)	(27,286)	4,946
Net impairment (losses) recoveries recognized in earnings	(238)	(7)	(667)	209
Total investment income	288	12,328	632	67,332

Interest expense	—	1,050	2,009	4,132
Other income (expense)	243	(3,285)	1,615	(4,893)
Income before income taxes	81,961	69,827	376,452	376,404
Income tax expense	16,471	14,785	77,883	78,544
Net income	$65,490	$55,042	$298,569	$297,860

Earnings Per Share
Net income per share
Class A common stock – basic	$1.41	$1.18	$6.41	$6.40
Class A common stock – diluted	$1.25	$1.05	$5.71	$5.69
Class B common stock – basic and diluted	$211	$177	$962	$959

Weighted average shares outstanding – Basic
Class A common stock	46,189,028	46,189,068	46,188,916	46,188,806
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,298,903	52,305,628	52,297,990	52,307,302
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.190	$1.110	$4.520	$4.215
Class B common stock	$178.50	$166.50	$678.00	$632.25

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$142,090	$183,702
Available-for-sale securities	24,267	38,396
Receivables from Erie Insurance Exchange and affiliates, net	524,937	479,123
Prepaid expenses and other current assets	79,201	56,206
Accrued investment income	8,301	6,303
Total current assets	778,796	763,730

Available-for-sale securities, net	870,394	907,689
Equity securities	72,560	87,743
Fixed assets, net	413,874	374,802
Agent loans, net	60,537	58,683
Deferred income taxes, net	0	145
Other assets	43,295	49,265
Total assets	$2,239,456	$2,242,057

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$300,028	$270,746
Agent bonuses	95,166	120,437
Accounts payable and accrued liabilities	165,915	138,317
Dividends payable	55,419	51,693
Contract liability	36,547	34,935
Deferred executive compensation	12,036	12,637
Current portion of long-term borrowings	—	2,098
Total current liabilities	665,111	630,863

Defined benefit pension plans	51,224	130,383
Long-term borrowings	—	91,734
Contract liability	17,895	17,686
Deferred executive compensation	13,724	14,571
Deferred income taxes, net	14,075	0
Other long-term liabilities	29,019	14,342
Total liabilities	791,048	899,579

Shareholders' equity	1,448,408	1,342,478
Total liabilities and shareholders' equity	$2,239,456	$2,242,057

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